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                                                                  Exhibit 23.5

September 21, 1995


Board of Directors
United Counties Bancorporation
Four Commerce Drive
Cranford, New Jersey 07016

Dear Sirs:

We hereby consent to the inclusion in the Registration Statement on Form S-4 (File No. 33-62305) of our opinion letter appearing as Annex C to the Proxy Statement/Prospectus which is a part of the Registration Statement and to the references thereto and to our firm under the captions "SUMMARY, The Merger -- Opinion of Financial Advisor" and "THE MERGER -- Opinion of Financial Advisor". In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ GOLDMAN, SACHS & CO.
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GOLDMAN, SACHS & CO.